EXHIBIT 99.1
December 29, 2023

First Guaranty Bancshares, Inc. Letter to Shareholders

Dear Shareholders,

With this letter you are receiving your 122nd consecutive quarterly cash dividend. That is impressive. It is more impressive when you consider the financial times we have gone through in the last year. In the fourth quarter of 2023, First Guaranty continued to grow. Assets as of the end of the fourth quarter are expected to be in excess of $3,500,000,000. Our loans are expected to exceed $2,700,000,000. Deposits have continued to grow and are expected to exceed $2,950,000,000.

Earnings continue to be impacted by higher interest expense; but, all indications are that higher interest expense will begin to decline in the first quarter of 2024. Meanwhile, our Lending team and our Loan Operations team have done a great job of increasing the yields on the new loans that have been placed and increasing the yields on the loans which have come up for renewal. Net income should continue to rebound. We have come through the hard times. With the things we have done to control our expenses and improve our operations, we look forward to 2024.

Thank you for your support. If you have any questions, do not hesitate to contact me.

Sincerely,

Alton B. Lewis
President/CEO

About First Guaranty
First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-six locations throughout Louisiana, Texas, Kentucky and West Virginia. First Guaranty’s common stock trades on the NASDAQ under the symbol FGBI. For more information, visit www.fgb.net.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.